UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2005

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 353-1310

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURE

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     Due to the normal seasonality of our business, we produce greater sales, and require a greater use of cash for working capital purposes, in the first and second quarters of the year compared to the second half of the year, when working capital is typically liquidated. Our working capital requirements have recently increased due to the sharp rise in copper prices, especially over the last several years. At the same time, we made an opportunistic purchase of approximately 6.1 million pounds of finished goods inventory from a foreign manufacturer at prices below market, which will be liquidated in the first half of 2005. Borrowings under our secured revolving credit facility have been used to build inventory in anticipation of customer demand in the first and second quarters, and for general working capital purposes.

     On January 24, 2005, we borrowed an additional $5.0 million under our $37.5 million secured revolving credit facility with Wachovia Bank, N.A., bringing the total amount outstanding under the secured revolving credit facility to $15.0 million. As of January 24, 2005, we also had $9.2 million of standby letters of credit issued under the secured revolving credit facility, leaving available borrowing capacity of $12.6 million under the facility, subject to a $2.0 million excess availability requirement.

     Due to the company’s working capital requirements, over the next several months we may require additional borrowings under our secured revolving credit facility.

     U.S. borrowings under the secured revolving credit facility bear interest, at our option, at either, (a) the Eurodollar rate plus a margin between 2.00% to 2.75%, depending on our fixed charge coverage ratio, or (b) the U.S. base rate plus a margin between 0.50% to 1.25%, depending on our fixed charge coverage ratio. As of January 24, 2005, our interest rate on outstanding borrowings was 6.25%. We pay accrued interest on outstanding principal amounts monthly. The secured revolving credit facility matures on March 31, 2007, and we must repay all outstanding principal and unpaid accrued interest by that date. We may prepay U.S. revolving loan borrowings under the facility without premium or penalty.

     The secured revolving credit facility includes typical and customary events of default for credit facilities of this size and type, including, without limitation, a payment default, a default in performance of certain covenants and a default on certain of our other indebtedness. Our secured revolving credit facility lenders may accelerate all obligations thereunder upon the occurrence of an event of default. In addition, the secured revolving credit facility contains certain covenants, which among other things and with exceptions, limits our ability to incur additional indebtedness and liens, enter into transactions with affiliates, make acquisitions, pay dividends, redeem or repurchase capital stock or senior notes, negative pledges, consolidate, merge, or effect asset sales, make investments, loans or prepayments, or change the nature of our business. We are also required to satisfy certain financial ratios and comply with financial tests, including a minimum consolidated EBITDA test, a minimum fixed charge coverage ratio test, minimum ongoing excess and gross availability tests and a capital expenditure limitation.

     The terms of our secured revolving credit facility are set forth in the Credit Agreement, dated as of March 27, 2002, among us, certain of our subsidiaries, the lenders named therein, Wachovia Bank, N.A. as Administrative Agent and Congress Financial Corporation (Canada), as Canadian Agent, as amended. The Credit Agreement and its amendments are currently on file as exhibits to reports we have filed with Securities and Exchange Commission.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: January 28, 2005

WOLVERINE TUBE, INC.
By:	/s/ James E. Deason
James E. Deason
Executive Vice President, Chief Financial Officer, Secretary and Director